UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2017

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in Governing Instruments)

The Netherlands	1-38012	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Playa Hotels & Resorts N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, the Netherlands

+31 20 808108

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry Into a Material Definitive Agreement.

Restated Credit Facility

On April 27, 2017, Playa Hotels & Resorts N.V. (the “Company” or “we”) and our subsidiary, Playa Resorts Holding B.V. (the “Borrower”), entered into an amended and restated senior secured credit agreement pursuant to that certain Restatement Agreement with Deutsche Bank AG New York Branch (“Deutsche Bank”), as Administrative Agent, Swing Line Lender and Mexican Collateral Agent, Deutsche Bank, Bank of America, N.A. and Citibank N.A., as L/C Issuers, and the other lenders party thereto from time to time (the “Restated Credit Facility”). The Restated Credit Facility amends and restates that certain Credit Agreement, dated as of August 9, 2013 (as amended, supplemented and modified prior to the date hereof, the “Original Credit Agreement”), among the Company, the Borrower, Deutsche Bank, as Administrative Agent, L/C Issuer, Swing Line Lender and Mexican Collateral Agent, and the lenders party thereto. The Restated Credit Facility consists of (i) a $100 million revolving line of credit with a maturity date of April 27, 2022 (the “Revolving Credit Facility”) and (ii) a $530 million term loan with a maturity date of April 27, 2024 (the “Term Loan”). The maturity dates with respect to the Revolving Credit Facility and Term Loan are subject to an earlier maturity date that is 91 days prior to August 15, 2020 (the final maturity date of the Borrower’s 8.000% Senior Notes due 2020 (the “Senior Notes”)) if on such date the outstanding principal amount of the Senior Notes is greater than or equal to $25 million (or, if less than $25 million, the Borrower is unable to demonstrate that it has sufficient liquidity to repay such outstanding principal amount without causing the Borrower’s liquidity to be less than $50 million). The Revolving Credit Facility also includes a $10 million subfacility for the issuance of standby letters of credit. The Restated Credit Facility also permits an increase in the amount of term loans and the commitments under the Revolving Credit Facility without the consent of the lenders under the Restated Credit Facility in an aggregate principal amount for all such increases of up to (x) $150 million plus (y) such other amounts as would not cause certain financial ratios to exceed the applicable ratio set forth in the Restated Credit Facility, in each case, subject to one or more lenders providing additional commitments for such increases and the satisfaction of certain other customary conditions. The Term Loan was fully funded at closing and is being used to refinance indebtedness outstanding under the Original Credit Agreement, to redeem $115 million in aggregate principal amount of the Borrower’s outstanding Senior Notes and for other general corporate purposes.

The obligations under the Restated Credit Facility are guaranteed by substantially all of our material subsidiaries, subject to certain exceptions. The obligations are further guaranteed by the Company on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of the Borrower. The obligations are further secured by, among other things, a lien on (i) all hotels located in Mexico, (ii) certain personal property associated with such hotel properties and (iii) pledges of equity interests in certain subsidiaries that directly or indirectly own equity interests in any hotel property or certain management companies.

Borrowings under the Term Loan bear interest, at the Borrower’s option, at either a base rate plus a margin of 2.00% or LIBOR plus a margin of 3.00%. Borrowings under the Revolving Credit Facility bear interest, at the Borrower’s option, at either a base rate plus a margin of 2.00% or LIBOR plus a margin of 3.00%. In addition, under our Revolving Credit Facility, we pay an unused commitment fee on the average daily undrawn amount at a rate that varies between 0.25% and 0.50%, depending on the level of our consolidated secured leverage ratio in effect from time to time.

Prior to the maturity date, the Term Loan requires amortization payments in an aggregate annual amount equal to 1% of the initial principal amount of the Term Loan, which amount is payable in equal quarterly installments. In addition, so long as our total net leverage ratio is above 4.00:1.00, the Restated Credit Facility requires annual excess cash flow mandatory prepayments in an amount equal to (1) 50% of excess cash flow if our total net leverage ratio is above 4.75:1.00 or (2) 25% if our total net leverage ratio is at or below 4.75:1.00 and greater than 4.00:1.00, in each case, as of the end of the year for which excess cash flow is calculated. The Restated Credit Facility also includes customary mandatory prepayment requirements associated with the proceeds of asset sales, casualty events and condemnation events that are not reinvested in our business, in each case, applicable in circumstances where our total net leverage ratio is above 4.00:1.00. We may voluntarily prepay borrowings under the Restated Credit Facility at any time without premium or penalty, subject to customary breakage costs in the case of LIBOR-based loans, as well a premium of 1% applicable in the case of a repayment of the Term Loan in the first six months following the closing date in connection with certain transactions that have the effect of refinancing the Term Loan at a lower interest rate.

The Restated Credit Facility includes a springing financial maintenance covenant that will apply only in certain circumstances where usage of the revolving credit commitments under the Revolving Credit Facility exceeds 35% of such commitments. When applicable for any quarter, we are required to maintain a secured net leverage ratio of not more than 4.75:1:00.

The Restated Credit Facility requires that the Company and, subject to certain exceptions, all of its subsidiaries comply with covenants relating to customary matters, including with respect to incurring indebtedness and liens, paying dividends or making certain other distributions or redeeming equity interests, making acquisitions and investments, effecting mergers and asset sales, prepaying junior indebtedness, and engaging in transactions with affiliates.

The Restated Credit Facility also includes events of default relating to customary matters, including but not limited to: non-payment of principal, interest or fees; breach of representations or warranties; violations of covenants; cross defaults with certain other indebtedness and agreements, including without limitation the Indenture governing our Senior Notes; certain bankruptcy-related events; and the occurrence of certain change in control transactions.

The Restated Credit Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the Restated Credit Facility is qualified in its entirety by reference to such Exhibit to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Restatement Agreement, dated as of April 27, 2017, among Playa Hotels & Resorts N.V., Playa Resorts Holding B.V., as Borrower, the Guarantors party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent, Swing Line Lender, and Mexican Collateral Agent, Deutsche Bank AG New York Branch, Bank of America, N.A. and CitiBank N.A., as L/C Issuers, and the other lenders party thereto from time to time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYA HOTELS & RESORTS N.V.

Date: April 28, 2017	By:	/s/ Bruce D. Wardinski
Bruce D. Wardinski
Chief Executive Officer